Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Article 1

Name of Corporation

Total Nutraceutical Solutions, Inc.

Article 2

Resident Agent Name and Street Address

Thomas C. Cook, Esq., 500 N. Rainbow, Suite 300, Las Vegas, Nevada 89107

Article 3

Number of Shares Corporation is Authorized to Issue

Number of Shares:

150,000,000 Common

5,000,000 Preferred

Par Value $0.001  Number of Shares without par value:  None

Article 4

Names, Addresses, Number of Board of Directors/Trustees

Frank Arnone, 2811 Reidville Rd., Suite 23, Spartanburg, South Carolina 29301

Article 5

Purpose

The purpose of this Corporation shall be:  any lawful purpose.

Article 6

Name and Address of Incorporator

Basic Services, Inc., Mark DeStefano, President, 500 N. Rainbow, Suite 300, Las Vegas, Nevada 89107

Dated:   January 29, 2010